Exhibit 10.2

NATIONAL FUEL GAS COMPANY

2012 ANNUAL AT RISK COMPENSATION INCENTIVE PLAN

1. Definitions

As used with respect to At Risk Awards, the following terms shall have the following meanings:

(a) “Acceleration Date” means (i) in the event of a Change in Ownership, the date on which such change occurs, or (ii) with respect to an Eligible Employee who is eligible for treatment under Section 8 hereof on account of the termination of his employment following a Change in Control, the date on which such termination occurs.

(b) “Award Notice” means a written notice from the Company to a Participant that sets forth the terms and conditions of an Award in addition to the terms and conditions established by this Plan and by the Committee’s exercise of its administrative powers.

(c) “At Risk Award” means an award granted by the Committee to a Participant under this Plan, and entitling the Participant to a cash payment based upon the extent to which specified Performance Goals are attained for a specified Performance Period, pursuant to such terms and conditions as the Committee may establish in an Award Notice. No Eligible Employee may receive more than one At Risk Award under this Plan in any fiscal year. In no event will the maximum value of any At Risk Award to any Eligible Employee in any fiscal year exceed the lower of (i) twice that employee’s base salary for that fiscal year (as in effect at the date the Award Notice is provided to the Participant), or (ii) two million dollars. An At Risk Award may be granted singly, in combination with or in the alternative to other Awards granted under any Company benefit plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means (i) the willful and continued failure by a Participant to substantially perform his duties with his employer after written warnings specifically identifying the lack of substantial performance are delivered to him by his employer, or (ii) the willful engaging by a Participant in illegal conduct which is materially and demonstrably injurious to the Company or a Subsidiary.

(f) “Change in Control” shall be deemed to have occurred at such time as:

(i)	any “person” within the meaning of Section 13(d) of the Exchange Act, other than the Company, a Subsidiary, or any employee benefit plan or plans sponsored by the Company or any Subsidiary,

is or has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote at the election of directors or more than twenty percent (20%) of the fair market value of all classes of the Company’s outstanding stock; or

(ii)	consummation of any consolidation or merger immediately following which the persons who, immediately prior to the consolidation or merger, held the capital stock of the Company do not hold, immediately following such transaction, (x) at least a majority of the stock ordinarily entitled to vote in the election of directors of the corporation surviving such consolidation or merger (or of the ultimate parent corporation in an unbroken chain which owns, directly or indirectly, a majority of the capital stock of such entity) or (y) stock in the entity described in subclause (x) that represents at least 50% of the fair market value of all classes of stock of such entity, in either case, in substantially the same proportionate ownership as such persons held immediately before such consolidation or merger; or

(iii)	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or

(iv)	individuals who constitute the Board on January 1, 2012 (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to January 1, 2012 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least three-quarters (3/4) of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as nominee for director without objection to such nomination) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board.

(g) “Change in Ownership” means a change which results directly or indirectly in the Company’s Common Stock ceasing to be actively traded on a national securities exchange or the National Association of Securities Dealers Automated Quotation System.

(h) “Code” means the Internal Revenue Code of 1986, and the rules, regulations and interpretations promulgated thereunder, as amended from time to time.

(i) “Committee” means the Compensation Committee of the Board, or such other committee designated by the Board as authorized to administer this Plan with respect to At Risk Awards. The Committee shall consist of not less than two members, each of whom shall be “outside directors” as defined by Section 162(m) of the Code and the rules, regulations and interpretations promulgated thereunder, as amended from time to time.

(j) “Common Stock” means the common stock of the Company.

(k) “Company” means National Fuel Gas Company.

(l) “Eligible Employee” means those employees of the Company or its Subsidiaries who are expected to constitute “covered employees” within the meaning of Section 162(m) of the Code for the applicable fiscal year(s), and any other officer or employee of the Company or its Subsidiaries to whom an At Risk Award has been granted by the Committee.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(n) “Good Reason” means a good faith determination made by a Participant that there has been any (i) material change by the Company of the Participant’s functions, duties or responsibilities which change could cause the Participant’s position with the Company to become of less dignity, responsibility, importance, prestige or scope, including, without limitation, the assignment to the Participant of duties and responsibilities inconsistent with his positions, (ii) assignment or reassignment by the Company of the Participant without the Participant’s consent, to another place of employment more than 30 miles from the Participant’s current place of employment, or (iii) reduction in the Participant’s total compensation or benefits or any component thereof, provided in each case that the Participant shall specify the event relied upon for such determination by written notice to the Board at any time within six months after the occurrence of such event.

(o) “Participant” means any individual who is holding an At Risk Award granted by the Committee under this Plan.

(p) “Performance Period” means the period established by the Committee in the Award Notice, for measurement of the extent to which a Performance Goal has been satisfied.

(q) “Performance Goal” means the performance objectives established by the Committee for each Eligible Employee who receives an At Risk Award based on one or more of the following objectively defined and non-discretionary business criteria:

(i)	financial performance measures, including earnings per share, revenues operating income, net profit, EBITDA, budget achievement and improvement in, or attainment of, expense levels;

(ii)	overall operational performance measures, including production measures, total reserve replacement, segment growth, and compliance with or satisfaction of objective environmental or customer service measures; and

(iii)	targeted operational performance measures, including compliance with or satisfaction of objective health and safety requirements or standards, and improvement in, or attainment of objectives with respect to, (A) meter reading, (B) employee relations, (C) investor relations, (D) transportation and storage revenue, (E) fuel consumption and lost and unaccounted for gas, (F) achievement of objective governmental low income energy assistance program participation measures, and (G) compliance with applicable laws, regulations and professional standards, including the Sarbanes-Oxley Act.

Each of the foregoing performance objectives may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or its subsidiaries and/or the past or current performance of other companies, and shall be calculated with respect to the Company and/or each subsidiary of the Company and/or such division or other business unit as may be selected by the Committee. The Committee may add, as an additional condition to payment of any At Risk Award, the achievement of other, additional goals as it sees fit.

(r) “Plan” means this National Fuel Gas Company 2012 Annual At Risk Compensation Incentive Plan, as amended from time to time. Any reference in this Plan to a Section number refers to that portion of this Plan.

(s) “Subsidiary” means a corporation or other business entity in which the Company directly or indirectly has an ownership interest of eighty percent (80%) or more.

2. Administration

With respect to At Risk Awards the Committee is given full authority to (a) make reasonable, good faith interpretations of this Plan and of Section 162(m) of the Code, to the extent not addressed by regulation, proposed regulation or publicly available interpretation of the Internal Revenue Service; (b) determine who shall be Eligible Employees and select Eligible Employees to receive At Risk Awards; (c) determine all the other terms and conditions of an At Risk Award, including the time or times of making At Risk Awards to Eligible Employees, the Performance Period, Performance Goals, and levels of At Risk Awards to be earned in relation to levels of achievement of the Performance Goals, and such other measures as may be necessary or desirable to achieve the purposes of this Plan; (d) determine whether At Risk Awards are to be granted singly, in combination with or in the alternative to other Awards under any other Company benefit plans; (e) grant waivers of Plan terms and conditions, provided that any such waiver shall not be inconsistent with Section 162(m) of the Code; and (f) accelerate the vesting, exercise or payment of any At Risk Award or modify the Performance Period of an At Risk Award when any such action would not cause compensation paid or payable under such At Risk Award to cease to be deductible by the Company for federal income tax purposes. The Committee shall also have the authority to grant At Risk Awards in replacement of Awards previously granted under this Plan or awards under any other executive compensation or stock option plan of the Company or a Subsidiary.

All determinations of the Committee shall be made by a majority of its members, and its determinations shall be final, binding and conclusive. The Committee, in its discretion, may delegate its authority and duties under this Plan with respect to At Risk Awards to the Company’s Chief Executive Officer or to other senior officers of the Company, but only to the extent, if any, permitted by Section 162(m) of the Code and notwithstanding any other provision of this Plan or an Award Notice, under such conditions as the Committee may establish. For the avoidance of doubt, neither the Committee nor any delegate thereof shall take any action under this Plan, including without limitation pursuant to this Section 2 or Sections 6 or 7, which would result in the imposition of an additional tax under Section 409A of the Code on the Eligible Employee holding an At Risk Award granted hereunder.

3. Grant of At Risk Awards

At Risk Awards may be made to any Eligible Employee for each fiscal year, or any portion thereof, of the Company commencing with the fiscal year beginning October 1, 2012; provided, however, that At Risk Awards for a fiscal year may only be made within the time allowed under Section 162(m) of the Code, applicable to such fiscal year. At Risk Awards are made by means of an Award Notice, which shall specify a Participant’s Performance Goals for a particular Performance Period.

4. Payment of at Risk Awards

Each At Risk Award granted to a Participant shall entitle such Participant to receive a cash payment based upon the extent to which the Committee has certified attainment of the Participant’s Performance Goals for the Performance Period. Payment of earned At Risk Awards shall be made in cash promptly after such certification, but in no event later than 2 1/2 months after the end of the calendar year in which the relevant Performance Period ends. The Company shall be entitled to deduct from any payment under this Plan the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the participant to pay to it such tax prior to and as a condition of the making of such payment.

5. Termination of Employment, Retirement, or Death of Participant

(a) General Rule. If a Participant’s employment with the Company or a Subsidiary terminates for a reason other than death, disability, retirement, or an approved reason, all unearned or unpaid At Risk Awards shall be canceled or forfeited as the case may be, unless otherwise provided in this Section or in the Eligible Employee’s Award Notice. The Committee shall have the authority to promulgate rules and regulations to (i) determine what events constitute disability, retirement, or termination for an approved reason for purposes of the Plan, and (ii) determine the treatment of a Participant under this Plan in the event of his death, disability, retirement, or termination for an approved reason.

(b) In the event of the disability, retirement or termination for an approved reason of a Participant during a Performance Period, his participation shall be deemed to continue to the end of the Performance Period, with the right of such Participant to receive payment of an At Risk Award remaining subject to and based upon the extent to which such Participant’s Performance Goals for such Performance Period are attained. The amount payable to a Participant in such circumstances shall be equal to the product of the amount earned, if any, according to the terms of the At Risk Award, multiplied by a fraction (the “Pro-Rata Fraction”), the numerator of which is the Participant’s actual period of service during that Performance Period and the denominator is the total Performance Period.

(c) In the event of the death of a Participant during a Performance Period, the Participant’s designated beneficiary (or if none, then the Participant’s estate) shall be paid an amount equal to the maximum amount which could have been earned under the At Risk Award (regardless of the actual achievement of the Participant’s Performance Goals) multiplied by the Pro-Rata Fraction.

6. Amendments to at Risk Awards

The Committee may, at any time, unilaterally amend any unearned or unpaid At Risk Award, including At Risk Awards earned but not yet paid, to the extent it deems appropriate; provided, however, that any such amendment which is adverse to the Participant shall require the Participant’s consent; and provided further, however, that the

Committee shall have no authority to make any amendment which would cause compensation paid or payable under the At Risk Award to cease to be deductible by the Company for federal income tax purposes.

7. Amendment to Plan

Subject to the shareholder approval requirements of Section 162(m) of the Code, the Committee may, from time to time, amend this Plan in any manner.

8. Change in Control and Change in Ownership

(a) Background. All Participants shall be eligible for the treatment afforded by this Section 8 if there is a Change in Ownership or if their employment terminates within three years following a Change in Control, unless the termination is due to (i) death; (ii) disability entitling the Participant to benefits under his employer’s long-term disability plan; (iii) Cause; or (iv) resignation by the Participant other than for Good Reason.

(b) Vesting. If a Participant is eligible for treatment under this Section 8, the provisions of this Section shall determine the manner in which such At Risk Award shall be paid to him. For purposes of making such payment, each “current performance period” (defined to mean a Performance Period which period has commenced but not yet ended), shall be treated as terminating upon the Acceleration Date, and for each such “current performance period” and each “completed performance period” (defined to mean a Performance Period which has ended but for which the Committee has not, on the Acceleration Date, made a determination as to whether and to what degree the Performance Goals for such period have been attained), it shall be assumed that the Performance Goals have been attained at a level of 100% or the equivalent thereof. If the Participant is participating in one or more “current performance periods,” he shall be considered to have earned and, therefore, to be entitled to receive, a prorated portion of the At Risk Awards previously granted to him for each such Performance Period. Such prorated portion shall be determined by multiplying 100% of the At Risk Award granted to the Participant by a fraction, the numerator of which is the total number of whole and partial years (with each partial year being treated as a whole year) that have elapsed since the beginning of the Performance Period to the Acceleration Date, and the denominator of which is the total number of years in such Performance Period. A Participant in one or more “completed performance periods” shall be considered to have earned and, therefore, be entitled to receive 100% of the At Risk Awards previously granted to him during each Performance Period.

(c) Payment of Awards. If a Participant is eligible for treatment under this Section 8, whether or not he is still employed by the Company or a Subsidiary, he shall be paid, in a single lump sum cash payment, as soon as practicable but in no event later than 60 days after the Acceleration Date, for all outstanding At Risk Awards.

(d) Miscellaneous. Upon a Change in Control or a Change in Ownership, (i) the provisions of Sections 5 and 9 hereof shall become null and void and of no force and effect insofar as they apply to a Participant who has been terminated under the conditions described in (a) above; and (ii) no action shall be taken which would affect the rights of any Participant or the operation of this Plan with respect to any At Risk Award granted prior to the Change in Control or Change in Ownership.

(e) Legal Fees. The Company shall pay all legal fees and related expenses incurred by a Participant in seeking to obtain or enforce any payment, benefit or right he may be entitled to under the Plan after a Change in Control or Change in Ownership; provided, however, the Participant shall be required to repay any such amounts to the Company to the extent a court of competent jurisdiction issues a final and non-appealable order setting forth the determination that the position taken by the Participant was frivolous or advanced in bad faith.

9. Noncompetition Provision

Notwithstanding anything contained in this Plan to the contrary, unless the Award Notice specifies otherwise, a Participant shall forfeit all unearned and/or unpaid At Risk Awards, including At Risk Awards earned but not yet paid, and all interest, if any, accrued on the foregoing if, (i) in the opinion of the Committee, the Participant, without the written consent of the Company, engages directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee, or otherwise, in any business or activity competitive with the business conducted by the Company or any Subsidiary; or (ii) the Participant performs any act or engages in any activity which in the opinion of the Committee is inimical to the best interests of the Company.

10. Nonassignability

No Award under this Plan shall be subject in any manner to alienation, anticipation, sale, transfer (except by will or the laws of descent and distribution or pursuant to a domestic relations court order), assignment, pledge, or encumbrance. Following an approved transfer, any such Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and except as provided in the next sentence, the term “Participant” shall be deemed to refer to the transferee. The events of termination of employment of Section 5 shall continue to be applied with reference to the original Participant and following the termination of employment of the original Participant, the transferred Award shall be payable to the transferee only to the extent, and for the periods specified in Section 5, that the original Participant could have received payment of such Award. Except as expressly permitted by this Section, an Award shall be payable during the Participant’s lifetime only to him.

11. No Right to Continued Employment or Grants

Participation in this Plan shall not give any Participant any right to remain in the employ of the Company or any Subsidiary. The Company or, in the case of employment with a Subsidiary, the Subsidiary, reserves the right to terminate any Participant at any time. Further, the adoption of this Plan shall not be deemed to give any person any right to be selected as a Participant or to be granted an Award.

12. No Right, Title or Interest in Company Assets

To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company.

13. Savings Provision

This Plan is intended to comply with all the applicable conditions of Section 162(m) of the Code, so that compensation paid or payable hereunder shall constitute qualified “performance-based compensation” thereunder. To the extent any provision of this Plan or any action by the Committee fails to so comply, it shall be deemed null and void with respect to the compensation of any Participant who is a “covered person” within the meaning of Section 162(m), to the extent permitted by law.

14. Effective Date

Upon approval by the shareholders of the Company as required by Section 162(m) of the Code, this Plan shall become effective as of December 8, 2011.